LAIDLAW, INTERNATIONAL, INC.

Mary Jordan Joins Laidlaw International, Inc. as Executive Vice President, Human Resources and Internal Communications

NAPERVILLE, Ill.—(BUSINESS WIRE)—July 5, 2006—Mary Jordan has joined Laidlaw International, Inc. (NYSE:LI), as Executive Vice President, Human Resources and Internal Communications. In this role, Ms. Jordan will be responsible for strategic human resource design, and program implementation and management. Additionally, she will oversee all communications associated with these human resource initiatives.

“Mary brings a needed resource to Laidlaw International,” commented Kevin Benson, President and Chief Executive Officer. “With more than 60,000 employees in our companies, our long-term success depends on our ability to attract and retain the best employees in each of our businesses. Mary’s extensive operating and human resource experience will greatly facilitate achieving this objective.”

Prior to joining Laidlaw International, Ms. Jordan was the Provincial Executive Director of the British Columbia Centre for Disease Control in Vancouver. Prior to joining the BCCDC, Mary had executive management positions at Air Canada, Canadian Airlines and American Airlines.

Ms. Jordan received her Master’s in Business Administration from the University of Texas, Austin and a Bachelor’s degree from Rice University.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE:LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

CONTACT:

Laidlaw International, Inc.

Sarah Lewensohn, 630-848-3120

SOURCE: Laidlaw International, Inc.